Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Urovant Sciences Ltd. 2017 Equity Incentive Plan, as amended and restated, of our report dated June 4, 2018 (except Note 11, as to which the date is September 17, 2018), with respect to the consolidated financial statements of Urovant Sciences Ltd. included in its Registration Statement (Form S-1 No. 333-226169) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

September 27, 2018

Iselin, New Jersey